UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

CARBONITE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 27, 2012

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2012 Annual Meeting of Stockholders of Carbonite, Inc. to be held on Monday, June 18, 2012 at 9:00 a.m. Eastern Time at Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the 2012 Annual Meeting, I hope that you will vote as soon as possible. You may vote over the internet, by telephone, or in person at our Annual Meeting or, if you receive your proxy materials by U.S. mail, you may also vote by mailing a proxy card.

Thank you for your ongoing support of and continued interest in Carbonite, Inc. We look forward to seeing you at our Annual Meeting.

Sincerely,

David Friend

Chairman, President, and Chief Executive Officer

CARBONITE, INC.

177 Huntington Avenue

Boston, Massachusetts 02115

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2012

Notice is hereby given that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Carbonite, Inc., a Delaware corporation (the “Company”), will be held at Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, on Monday, June 18, 2012, at 9:00 a.m. Eastern Time for the following purposes:

1. To elect one Class I director to hold office until the 2015 annual meeting of stockholders or until his successor is elected and qualified;

2. To ratify the selection by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012;

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying materials;

4. To hold an advisory vote on the frequency (every one, two, or three years) of future advisory votes on executive compensation; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on Friday, April 20, 2012 (the “Record Date”) are entitled to receive this notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments of such meeting.

We have elected to use the internet as our primary means of providing our proxy materials to stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials. On or about April 27, 2012, we will mail to stockholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for voting via the internet and for accessing our proxy materials, which include our Proxy Statement and our 2011 annual report to stockholders (the “Annual Report”). The Notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of our proxy materials.

The Notice also provides the date, time, and location of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the recommendation of our Board of Directors with regard to each such matter; a toll-free number, an email address, and a website where stockholders can request a paper or email copy of our proxy materials and a form of proxy relating to the Annual Meeting; information on how to electronically access the form of proxy; and information on how to attend the Annual Meeting and vote in person.

By Order of the Board of Directors,

Danielle Sheer

General Counsel and Secretary

April 27, 2012

CARBONITE, INC.

177 Huntington Avenue

Boston, Massachusetts 02115

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2012

The Board of Directors of Carbonite, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 18, 2012, at 9:00 a.m. Eastern Time and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199. We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 27, 2012, to stockholders of record as of April 20, 2012 (the “Record Date”). The only voting securities of Carbonite are shares of common stock, par value $0.01 per share (the “Common Stock”). There were 25,411,472 shares of Common Stock outstanding as of the Record Date. We need the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Carbonite, Inc. as the “Company,” “Carbonite,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Carbonite’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2011, which contains consolidated financial statements for the 2011 fiscal year, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (the “SEC”), without charge, by writing to our Investor Relations department at the above address. The Company’s Annual Report on Form 10-K is also posted on our website at http://investor.carbonite.com/sec.cfm.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date (April 20, 2012) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 25,411,472 shares of Common Stock issued and outstanding, and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with Carbonite’s transfer agent, American Stock Transfer & Trust Company, LLC (“AmStock”), then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent as to how to vote the shares of Common Stock in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote FOR:

•	the election of one Class I director to hold office until the 2015 annual meeting of stockholders or until his successor is elected and qualified;

•

the ratification of the selection by the Audit Committee of our Board of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012; and

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

You are also being asked to vote, on an advisory basis, for ONE YEAR as the frequency of future advisory votes on executive compensation.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

For the election of the director, you may either vote “For” the nominee or you may “Withhold” your vote for the nominee. For the ratification of the selection of the Company’s independent auditors and the advisory vote on named executive officer compensation, you may vote “For” or “Against” or abstain from voting. For the advisory vote on the frequency of the advisory vote on named executive officer compensation, you may choose among four options—holding the vote every one, two or three years, or abstaining.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by mail by using the accompanying proxy card if you receive your proxy materials by U.S. mail, over the internet, or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy over the internet or by telephone, follow the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials.

•

If you requested printed copies of the proxy materials by mail, you may vote by mail by using the accompanying proxy card by completing, signing, and dating the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. To ensure that your vote is counted, follow the directions set forth on the voting instruction card and voting instructions that you receive. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or other agent to request a proxy card.

Who counts the votes?

AmStock has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to AmStock for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to AmStock on behalf of all its clients.

How are votes counted?

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter.

With respect to Proposal One, the election of the director, the nominee receiving the highest number of votes will be elected.

With respect to Proposal Two, Proposal Three and Proposal Four, the affirmative vote of the holders of a majority in voting power of the shares of Common Stock which are present in person or by proxy and entitled to vote on each proposal is required for approval. With respect to Proposal Four, the frequency of future advisory votes on named executive officer compensation, if none of the frequency alternatives (one year, two years, or three years) receives a majority vote, the Company will consider the alternative receiving the greatest number of votes to be the frequency that stockholders recommend. However, because this vote is advisory and not binding on us, our Board, or the compensation committee thereof (the “Compensation Committee”) in any way, our Board may decide that it is in the Company and our stockholders’ best interests to hold an advisory vote on named executive officer compensation more or less frequently than the option approved by our stockholders.

If your shares are held by a broker, bank, or other agent (that is, in “street name”) and you do not instruct the broker, bank, or other agent as to how to vote these shares on Proposals One, Three, or Four, the broker, bank, or other agent may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, “broker non-votes” will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. With respect to Proposal Two, the broker, bank, or other agent may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your broker, bank, or other agent so that your vote can be counted.

If stockholders abstain from voting, including brokers, banks, or other agents holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal One, because approval of a percentage of shares present or outstanding is not required for this proposal. With regard to Proposals Two and Three, abstentions will have the same effect as an “Against” vote. With regard to Proposal Four, abstentions will be counted as such.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request proxy materials by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of the Annual Meeting.

How do I vote via internet or telephone?

You may vote by proxy via the internet or by telephone by following the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible. The internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 17, 2012. The giving of such a telephonic or internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of the nominee for director, “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, “For” the approval, on an advisory basis, of named executive officer compensation, and for every “One” year as the frequency for future advisory vote on named executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials and proxy materials available over the internet, our directors, officers, and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares that you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials that you receive.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Carbonite’s Secretary at 177 Huntington Avenue, Boston, Massachusetts 02115.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank, or other agent, you should follow the instructions provided by such broker, bank, or other agent.

When are stockholder proposals due for next year’s Annual Meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2013 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 28, 2012.

If you wish to present a proposal or a proposed director candidate at our 2013 annual meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to Carbonite’s Secretary at the address noted below. We must receive this required notice by March 20, 2013, but no sooner than February 18, 2013. However, if the 2013 annual meeting is held before May 19, 2013 or after August 27, 2013, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2013 annual meeting and no later than the close of business on the later of (1) the 70th day prior to the 2013 annual meeting and (2) the 10th day following the date on which public disclosure of the date of the 2013 annual meeting was made. You are also advised to review our By-Laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Any proposals, notices, or information about proposed director candidates should be sent to Carbonite’s Secretary at 177 Huntington Avenue, Boston, Massachusetts 02115.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 25,411,472 shares of Common Stock outstanding and entitled to vote. Accordingly, 12,705,737 shares of Common Stock must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting and present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day on which the final results are available.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes, with the directors in each class having a three-year term. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on the Board (including a vacancy created by an increase in the size of the Board) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (other than a vacancy created by an increase in the size of the Board) shall serve for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified. A director appointed to fill a position resulting from an increase in the size of the Board shall serve until the next annual meeting of stockholders where the class of directors to which such director is assigned by the Board is to be elected by stockholders and until such director’s successor is elected and qualified.

The Board currently consists of seven directors, divided into the three following classes:

•	Class I directors: Gary Hromadko and Pravin Vazirani, whose current terms will expire at the Annual Meeting;

•	Class II directors: Charles Kane and William G. Nelson, whose current terms will expire at the annual meeting of stockholders to be held in 2013; and

•	Class III directors: David Friend, Jeffry Flowers, and Todd Krasnow, whose current terms will expire at the annual meeting of stockholders to be held in 2014.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Mr. Vazirani has been nominated by our Board to serve as a Class I director and he has agreed to stand for reelection. Mr. Hromadko notified the Board that he did not wish to stand for reelection and, accordingly, the Board commenced a search process to identify a nominee to serve as a Class I director in the seat previously held by Mr. Hromadko. The search for such a director is ongoing and the Board has not nominated any person to stand for election at the Annual Meeting to fill the seat previously held by Mr. Hromadko. Any director elected at the Annual Meeting will hold office from the date of his election by the stockholders until the third subsequent annual meeting of stockholders and until his successor is elected and has been qualified, or until his earlier death, resignation, or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Vazirani. In the event that Mr. Vazirani should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the Annual Meeting.

The following table sets forth, for the Class I nominee and our other current directors, information with respect to their ages and positions/offices held with the Company.

Name	Age	Position
David Friend	64	Chief Executive Officer, President, and Chairman of the Board
Jeffry Flowers	58	Director
Gary Hromadko (1)(4)	59	Director
Charles Kane (1)	54	Director
Todd Krasnow (1)(2)	54	Director (Lead Independent Director)
William G. Nelson (1)(3)	77	Director
Pravin Vazirani (2)(3)	40	Director

(1)	Member of Audit Committee of the Board.
(2)	Member of Compensation Committee of the Board.
(3)	Member of Nominating and Corporate Governance Committee of the Board.
(4)	Not nominated for reelection to the Board.

Set forth below is biographical information for the nominee, each person whose term of office as a director will continue after the Annual Meeting, and each person currently serving as a director who will not continue in office after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders

Pravin Vazirani has served on our Board since April 2007. Since August 2005, Mr. Vazirani has been a managing director of Menlo Ventures, a venture capital firm focused on technology investments. Previously, Mr. Vazirani served as an engineer for Pacific Communication Sciences, Inc., as a product manager for ADC Telecommunications and as an engineer for Jet Propulsion Laboratory. Mr. Vazirani is also a member of the board of directors of Bloomspot, Inc., Credant Technologies, Edgecast Networks Inc., Fab.com., Inc., Glympse, Inc., Lumosity, Inc., Nexenta Systems, Inc., NovaTorque, Inc., and Sepaton, Inc. Mr. Vazirani holds an M.B.A. from the Harvard University Graduate School of Business and a B.S. and a M.S. in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Vazirani is qualified to serve on our Board due to his experience with the venture capital industry and a wide variety of internet and technology companies, as well as the perspective he brings as an affiliate of one of our major stockholders.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

Charles Kane has served on our Board since July 2011. Since November 2006, Mr. Kane has served as a director of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for which he also served as president and chief operating officer from March 2008 to July 2009. From July 2007 to March 2008, Mr. Kane served as executive vice president and chief administrative officer of Global BPO Services Corp., a special purpose acquisition corporation, and from August 2007 to March 2008, as chief financial officer of Global BPO. Prior to that time, he served as chief financial officer of RSA Security Inc., a provider of e-security solutions, from May 2006 to October 2006. From July 2003 to May 2006, Mr. Kane served as chief financial officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. Earlier in his career, Mr. Kane served as president and chief executive officer of Corechange, Inc., an enterprise software company, and as chief financial officer of Informix Software, Inc., a provider of database management systems. Mr. Kane also held financial positions with Stratus Computer, Inc., Prime Computer Inc., and Deloitte & Touche LLP. Since November 2006, Mr. Kane has served as a member of the board of directors and as chairman of audit committee of Progress Software Corp., a publicly-traded provider of infrastructure software, and since May 2010, he has served as a member of the board of directors and as chairman of the audit committee of Demandware, Inc., a provider of e-commerce solutions.

Since April 2012, Mr. Kane has also served as a member of the board of directors of Panopticon Software AB, a provider of data visualization software. He also served as member of the board of directors of Borland Software Corp., a publicly-traded provider of open application lifecycle management solutions, from August 2007 to July 2009, Netezza Corporation, a publicly-traded data warehouse appliance provider, from May 2005 to November 2010, and Applix Inc., a publicly-traded provider of enterprise planning software, from January 2002 to March 2007. Mr. Kane holds a B.B.A. in accounting from the University of Notre Dame, an M.B.A. in international finance from Babson College, and is senior lecturer of international finance at the Massachusetts Institute of Technology Sloan School of Management. We believe that Mr. Kane is qualified to serve on our Board due to his significant experience both in senior financial roles and as a director of other publicly-traded companies.

William G. Nelson has served on our Board since September 2005. From September 1988 to March 2006, Mr. Nelson served on the board of directors and was a member of the audit committee of the board of directors of GEAC Computer Corporation Limited, a publicly-traded enterprise software company. He served as chairman of GEAC’s board of directors from September 1996 to April 1999 and also served as GEAC’s CEO and president from September 1996 to April 1999. Previously he served as president of Pansophic Systems, Inc., a publicly-traded system software company, CEO and president of On-line Software, Inc., a publicly-traded system software company, and president and CEO of Pilot Software, Inc. Mr. Nelson serves as chairman of the board of directors of Harris Data Service of Wisconsin, Inc., a computer software company, and serves as a director and chairman of the audit committee of CHD Bioscience, Inc. He also served as a member of the board of directors and chairman of the audit committee of HealthGate Data Corp., a publicly-traded health data services company, from October 2000 to December 2008. Mr. Nelson holds a Ph.D. in Economics from Rice University, an M.B.A. in Finance and Accounting from The Wharton School of the University of Pennsylvania, and a B.A. in Chemistry from Swarthmore College. We believe that Mr. Nelson is qualified to serve on our Board due to his extensive background in and experience with technology companies, his service on the boards of directors of a range of public and private companies, the continuity he provides on our board of directors, and his background in accounting.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

David Friend has served as our chief executive officer and as a member of our Board since he co-founded our company with Mr. Flowers in February 2005. Mr. Friend also served as our president from February 2005 to September 2007 and again since August 2010. Prior to starting our company, Mr. Friend co-founded with Mr. Flowers and served as chief executive officer and president of Sonexis, Inc., a software company providing audio-conferencing services, from March 1999 through March 2002 and served as a director of Sonexis from March 1999 through August 2004. From June 1995 through December 1999, Mr. Friend co-founded with Mr. Flowers and served as chief executive officer and as a director of FaxNet Corporation, a supplier of messaging services to the telecommunications industry. Prior to that time, Mr. Friend co-founded Pilot Software, Inc., a software company, with Mr. Flowers. Previously, Mr. Friend founded Computer Pictures Corporation, a software company whose products applied computer graphics to business data, and served as president of ARP Instruments, Inc., an audio hardware manufacturer. Mr. Friend served as a director of GEAC Computer Corporation Ltd., a publicly-traded enterprise software company, from October 2001 to October 2006, and currently serves as a director of CyraCom International, Inc., Marketplace Technologies, Inc. and DealDash Oy. Mr. Friend holds a B.S. in Engineering from Yale University. We believe that Mr. Friend is qualified to serve on our Board based on his historic knowledge of our company as one of its founders, the continuity he provides on our Board, his strategic vision for our company and his background in internet and software companies.

Jeffry Flowers has served as our technical advisor since April 2012 and as a member of our Board since he co-founded our company with Mr. Friend in February 2005. Mr. Flowers served as our chief architect from April 2011 to April 2012 and as our chief technology officer from February 2005 to March 2011. Mr. Flowers co-founded with Mr. Friend and served as chief technical officer of Sonexis, Inc., a software company providing audio-conferencing services, from March 1999 through March 2002 and served as a director of Sonexis from March 1999 through August 2004. Prior to that time, Mr. Flowers co-founded with Mr. Friend and served as chief technology officer and as a director of FaxNet Corporation, a supplier of messaging services to the telecommunications industry, and co-founded Pilot Software, Inc., a software company, with Mr. Friend. Mr. Flowers served as VP of Development at ON Technology Corporation, a publicly-traded software vendor, from June 1994 through February 1996. Mr. Flowers holds an M.S. and a B.S. in Information and Computer Science from Georgia Institute of Technology. We believe that Mr. Flowers is qualified to serve on our Board based on his historic knowledge of our company as one of its founders, the continuity he provides on our Board, his strategic vision for our technology, and his background in internet and software companies.

Todd Krasnow has served on our Board since September 2005 and as our lead independent director since April 2011. Mr. Krasnow has served as the president of Cobbs Capital, Inc., a private consulting company, since January 2005, and as marketing domain expert with Highland Consumer Fund, a venture capital firm, since June 2007. Previously, Mr. Krasnow was the chairman of Zoots, Inc., a dry cleaning company, from June 2003 to January 2008 and chief executive officer of Zoots, Inc. from February 1998 to June 2003. He served as the executive vice president of sales and marketing of Staples, Inc. from May 1993 to January 1998 and in other sales and marketing positions for Staples, Inc. from March 1986 to May 1993. Mr. Krasnow is a director of OnForce, Inc., an online marketplace that enables enterprises to hire information technology service professionals, and Global Customer Commerce, Inc., an internet retailer of blinds and wall coverings, a manager of The Tile Shop, LLC, an a retailer of tile, and a member of the advisory boards of C&S Wholesale Grocers, Inc. and Piedmont, Ltd., which conducts business as Quraz, a Japanese storage company. Mr. Krasnow holds an M.B.A. from the Harvard University Graduate School of Business and an A.B. in Chemistry from Cornell University. We believe that Mr. Krasnow is qualified to serve on our Board due to his operating and management experience, his expertise in sales and marketing, and the continuity he provides on our Board.

Director Whose Term Expires at the 2012 Annual Meeting of Stockholders Not Standing for Reelection

Gary Hromadko has served on our Board since December 2009. Mr. Hromadko joined Crosslink Capital, Inc., a venture capital firm, as a venture partner in June 2002, focusing on investments in communication services and infrastructure, and since November 2003 has also served as a managing member of a limited liability company that is the general partner of Octave Fund, an investment adviser. Prior to that time, Mr. Hromadko was a partner with Merrill, Pickard, Anderson & Eyre, an early stage technology venture capital firm, and a research analyst with Robertson, Stephens & Co., where he focused on the software sector. Mr. Hromadko is also a director of Equinix, Inc., a publicly-traded provider of carrier-neutral data centers and interconnection services, and the audit, financing, nominating, transaction, and real estate committees of Equinix’s board. Mr. Hromadko serves on the boards of directors of a number of private companies. Mr. Hromadko is a Chartered Financial Analyst, holds an M.A. in English and an M.B.A. from the University of Virginia, and holds a B.A. in English from Carleton College.

Mr. Hromadko is not standing for reelection at the Annual Meeting when his term as a Class I director expires.

Executive Officers

The following is biographical information for our executive officers not discussed above.

Name	Age	Position
Andrew Keenan	50	Chief Financial Officer and Treasurer
Eric Golin	52	Chief Technology Officer
Swami Kumaresan	33	Executive Vice President, Sales and Marketing
Oussama El-Hilali	48	Senior Vice President, Engineering
Peter Lamson	49	Senior Vice President, Small Business Group
Thomas Murray	43	Senior Vice President, Marketing
William Phelan	47	Senior Vice President, Product
Richard Surace	45	Senior Vice President, Customer Support
Danielle Sheer	31	General Counsel and Secretary

Andrew Keenan has served as our chief financial officer since April 2007 and as our treasurer since May 2007. Mr. Keenan served as chief financial officer of Vovici Corp., a survey software company, from June 2006 to April 2007 and served as chief financial officer of Silver Oak Partners, Inc., a procurement software and consulting business, from April 2004 to March 2006. In these positions, Mr. Keenan had responsibility for all finance and human resource functions. Prior to that time, Mr. Keenan served as corporate controller and in similar financial positions for Synchronicity Software, Inc., Provant Inc., and Systemsoft Corporation where he had responsibility for finance functions. He also served as an auditor and certified public accountant with Deloitte & Touche LLP for five years prior to those positions. Mr. Keenan holds a B.S. in Accounting from Bentley University.

Eric Golin has served as our chief technology officer since April 2011. From September 2008 to April 2011, he served as our senior director of server architecture. He served as chief technology officer and vice president of engineering of Eons, Inc., a social network web portal, from August 2007 to May 2008 and as a consultant to Eons from November 2006 to August 2007, where he was responsible for product development and website operations. Prior to that, Dr. Golin served as chief technology officer of Content Objects, Inc., a peer-to-peer file sharing software company from March 2005 to July 2006, with responsibility for product strategy. Prior to that time, Dr. Golin was founder and chief technology officer of Argo Technology, Inc., a desktop search software company, from 2002 to 2005, where he led product development. From August 1994 to May 2001, Dr. Golin served in a variety of capacities at BroadVision, Inc., a publicly-traded developer and marketer of eBusiness software applications, including as principal architect, director of engineering, vice president of worldwide professional services, and chief technology officer. Dr. Golin holds a Ph.D., M.S., and B.S. in Computer Science from Brown University.

Swami Kumaresan has served as our executive vice president, sales and marketing since January 2012. He served as our senior vice president and general manager, consumer group from December 2010 to January 2012, our vice president of marketing from December 2006 to December 2010, our vice president of product marketing from May 2006 to November 2006, our director of product marketing from November 2005 to May 2006, and as a marketing consultant to our company from March 2005 until joining as a full-time employee in November 2005. Prior to joining us, Mr. Kumaresan served as a consultant with Fletcher Spaght, Inc., a market research and strategy consulting firm, and as a financial analyst with Jeffries & Co., an investment bank. Mr. Kumaresan holds a B.S. in Electrical Engineering and Mathematics from Yale University.

Oussama El-Hilali has served as our senior vice president, engineering since September 2011. From September 2005 to August 2011, he served as vice president of engineering and senior director of engineering at Symantec Corporation, a provider of security software for computers, where he was responsible for research and development efforts relating to the NetBackup product line. From May 2001 until its acquisition by Symantec in September 2005, Mr. El-Hilali served as director of project management at Vertias Software Corp., a company specializing in storage management software. Mr. El-Hilali holds an M.S. in Software Engineering from the University of St. Thomas and an A.B. in Computer Science, Mathematics, and French from Ripon College.

Peter Lamson has served as our senior vice president, small business group, since January 2011. From May 2010 to December 2010 he served as executive vice president and chief revenue officer of IMN, Inc., an e-communications business. From October 2005 to November 2009, Mr. Lamson served as senior vice president and general manager of NameMedia, Inc., a seller of domain names, where he was responsible for building NameMedia’s SMB practice. Prior to that time, Mr. Lamson served as chief operating officer of Monstermoving.com, Monster Worldwide’s SMB relocation division, from June 2000 to May 2004. Mr. Lamson holds an M.B.A. from the Harvard University Graduate School of Business and a B.A. in History from Middlebury College.

Thomas Murray has served as our senior vice president, marketing since January 2012. Prior to that time, from April 2011 to January 2012, Mr. Murray served as our vice president of marketing. From November 2010 to April 2011, he served as senior vice president of marketing and product management for TomTom, Inc., a portable navigation device company, and from April 2007 to January 2010 he served as vice president and senior vice president of marketing for TomTom, Inc. Prior to that, Mr. Murray served as global business director, shave care of Procter & Gamble Company, a consumer products company, from January 2006 to April 2007, where he was responsible for global business strategies and marketing. Prior to that, he served as global marketing director, antiperspirants and deodorants, of The Gillette Company, a consumer products company, in 2005, where he was responsible for strategic global marketing direction. Mr. Murray holds a B.A. in English from Fairfield University.

William Phelan has served as our senior vice president, product since January 2012. Prior to that time, from July 2010 to January 2012, he served as our vice president of product. From April 2008 to June 2010, Mr. Phelan was a group product manager at Intuit, Inc., a business and financial management software company, where he was responsible for the Intuit Partner Platform and QuickBase product lines. Mr. Phelan served as a director of product management for Unica Corporation, a company offering enterprise marketing management software, from October 2004 to March 2008 and was a vice president for on demand market automation solutions for Quaero Corporation (now part of CGS Systems) from October 2003 to September 2004. Mr. Phelan also co-founded and served as vice president of product of Veridiem Inc., an on-demand marketing analytics service company, from May 1998 to September 2003 and, prior to that, held a product management position with Progress Software Corp. Mr. Phelan holds a B.S. in Computer Science from Lehigh University.

Richard Surace has served as our senior vice president, customer support since January 2012. Prior to that time, from December 2010 to January 2012, Mr. Surace served as our vice president of customer support. From October 2005 to December 2010, he served as senior vice president of operations of PlumChoice, Inc., an online computer support company, where he was responsible for domestic and international customer service operations. Prior to that, Mr. Surace served in various positions at Accent Call Centers Services, TAC Worldwide, Inc., and Contact Word/Service Zone USA. Mr. Surace holds an M.B.A. from the University of Maryland and a B.S. in Business and Communications from Ithaca College.

Danielle Sheer has served as our general counsel since September 2009 and as our secretary since April 2011. From August 2006 to September 2009, Ms. Sheer was a corporate attorney in New York with the law firm of Willkie Farr & Gallagher LLP, where she concentrated on business and securities transactions. Ms. Sheer holds a J.D. from Georgetown University Law Center and a B.A. in Philosophy from George Washington University.

Independence of the Board of Directors

As required under the rules and regulations of The Nasdaq Stock Market, or Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. Our Board, in consultation with our counsel, has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, our Board has determined that Messrs. Vazirani, Nelson, Kane, Krasnow, and Hromadko, representing five of our seven current directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining each non-employee director’s independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of our directors, director nominees, or named executive officers.

Board Responsibility; Risk Oversight

Our Board is responsible for, among other things, oversight of our business; review and approval of our significant financial objectives, plans, and actions; and review of the performance of our chief executive officer and executive officers based on reports from the Compensation Committee. The Board conducts an annual self-evaluation, a review of the committee structure, and an assessment of its compliance with the principles set forth in our corporate governance guidelines. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

While the Audit Committee is primarily responsible for overseeing our risk management function, our entire Board is actively involved in risk management oversight. For example, our Board engages in periodic discussions with such Company executive officers as the Board deems necessary, including the chief executive officer, chief financial officer, general counsel, and executive vice president, sales and marketing. In addition, our Compensation Committee reviews compensation policies and practices as they relate to risk management practices and risk-taking incentives. We believe that the leadership structure of our Board supports effective risk management oversight.

Board Leadership

Mr. Friend has served as the chairman of our Board and chief executive officer since 2005. Having the same individual hold both positions is a common practice among public companies in the United States and our Board, consistent with the recommendation of the Board’s nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”), has determined that this leadership structure best serves the interests of the Company and our stockholders and is consistent with good corporate governance practices. As chief executive officer and one of our founders, Mr. Friend is most intimately familiar with our business, growth strategy, and the key issues that we face and is therefore uniquely positioned to focus our Board. In addition, having Mr. Friend serve as both chairman and chief executive officer allows us to demonstrate strong leadership to all of our constituencies, with a single person enunciating our vision and having primary responsibility for managing our operations.

To lessen any potential concerns associated with the dual role structure, our corporate governance guidelines provide that one of our independent directors, currently Mr. Krasnow, should serve as a lead independent director at any time when the chief executive officer serves as the chairman of the board, or if the chairman of the board is not otherwise independent. The lead independent director presides over periodic meetings of our independent directors, serves as a liaison between our chairman and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate.

Board Committees

Our Board has established the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process, the audit of our financial statements, and our internal control processes. Among other matters, the Audit Committee evaluates the independent auditors’ qualifications, independence, and performance; determines the engagement, retention, and compensation of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; approves the retention of the independent auditors to perform any proposed permissible non-audit services; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls, or audit matters; monitors the rotation of partners of the independent auditors on the Carbonite engagement team as required by law; reviews our critical accounting policies and estimates; and oversees any internal audit function. Additionally, the Audit Committee reviews and approves related person transactions and reviews and evaluates, on an annual basis, the Audit Committee charter and the committee’s performance.

The current members of our Audit Committee are Messrs. Kane, Nelson, Krasnow, and Hromadko, with Mr. Kane serving as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Kane is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Messrs. Kane, Nelson, Krasnow, and Hromadko are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, a copy of which is posted on our website at http://investor.carbonite.com/governance.cfm.

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our equity compensation plans. Additionally, the Compensation Committee reviews and evaluates, on an annual basis, the Compensation Committee charter and the committee’s performance.

The current members of our Compensation Committee are Messrs. Krasnow and Vazirani, with Mr. Krasnow serving as the chair of the committee. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC, Nasdaq and Section 162(m) of the Internal Revenue Code. The Compensation Committee operates under a written charter, a copy of which is posted on our website at http://investor.carbonite.com/governance.cfm.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for making recommendations regarding corporate governance; identification, evaluation and nomination of candidates for directorships; and the structure and composition of our Board and committees of our Board. In addition, the Nominating and Corporate Governance Committee oversees our corporate governance guidelines, approves our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the Audit Committee, and oversees the Board self-evaluation process. Our Nominating and Corporate Governance Committee is also responsible for making recommendations regarding non-employee director compensation to the full Board. Additionally, the nominating and corporation governance committee reviews and evaluates, on an annual basis, the Nominating and Corporate Governance Committee charter and the committee’s performance.

The current members of our Nominating and Corporate Governance Committee are Messrs. Vazirani and Nelson, with Mr. Nelson serving as the chair of the committee. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of Nasdaq. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is posted on our website at http://investor.carbonite.com/governance.cfm.

Potential director candidates will be discussed by the committee and proposed for nomination by the entire Board, with director nominees being subject to the approval of the independent members of the Board. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to nominate an individual for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the applicable annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not less than 70 days and not more than 120 days prior to the date of such annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our By-Laws. As set forth in our By-Laws, submissions must include the name and address of the proposed nominee and information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act. Our By-Laws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for a director review a copy of our By-Laws, as amended and restated to date, which are available, without charge, from our Secretary, at 177 Huntington Avenue, Boston, Massachusetts 02115.

Compensation Committee Interlocks and Insider Participation

None of the individuals who currently serve, or who served during our last completed fiscal year, as members of our Compensation Committee (a) are, or have at any time during the past year been, officers or employees of ours, (b) were formerly officers of ours, or (c) have had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee. Todd Krasnow and Pravin Vazirani served as members of our Compensation Committee during our last completed fiscal year.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met nine (9) times during the last fiscal year and acted by written consent two (2) times. The Audit Committee met five (5) times, the Compensation Committee met four (4) times and the Nominating and Corporate Governance Committee met two (2) times during the last fiscal year. During 2011, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. We encourage all of our directors and nominees for director to attend our annual meetings of stockholders; however, attendance is not mandatory. This will be our first annual meeting of stockholders as a public company.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to send communications on any topic to the Board or any specified individual directors should address the communication to the intended recipient(s) and send c/o Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts 02115—Attention: Secretary.

Risk Assessment and Compensation Practices

Our Compensation Committee has reviewed our compensation policies and practices for our employees as they relate to our risk management and, based upon this review, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Specifically, we believe that the elements of our compensation programs do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount and thus do not encourage risk taking. A significant portion of the compensation provided to our executive officers, and a material amount of the compensation provided to other employees, is in the form of equity awards that help align executive officer and employee interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price, and because awards are staggered and subject to long-term vesting schedules that help ensure that executive officers and employees have significant value tied to long-term stock price performance.

This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our By-Laws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority in voting power of the shares of Common Stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides a summary of fees for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2011 and 2010. All fees described below were approved by our Audit Committee.

	Fiscal Year Ended December 31,
	2011	2010
Audit Fees	$989,303	$170,964
Audit-Related Fees	—	—
Tax Fees	47,581	11,000
All Other Fees	—	—

Total Fees	$1,036,884	$181,964

Audit Fees

Audit fees of Ernst & Young LLP during the 2011 and 2010 fiscal years include the aggregate fees incurred for the audits of our annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements. For the 2011 fiscal year, audit fees also include services rendered in connection with our registration statements on Form S-1, related to our initial public offering, Forms S-8, comfort letter consents, and other matters related to the SEC.

Tax Fees

Tax fees for the 2011 and 2010 fiscal years include the aggregate fees incurred for tax compliance and consulting.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee approved all audit and tax services provided by Ernst & Young LLP for fiscal years 2011 and 2010 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.

The Audit Committee also reviewed the non-audit services rendered by Ernst & Young LLP and concluded that they were compatible with maintaining Ernst & Young LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED that the stockholders approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”

This vote is nonbinding. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and will carefully consider the outcome of this vote when making future compensation decisions for the Company’s executive officers.

As described in detail in the Compensation Discussion and Analysis, our compensation programs are designed to motivate our executive officers to create a successful company. Our philosophy is to tie a greater percentage of an executive officer’s compensation to stockholder returns and to keep cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that our executive compensation program, with its balance of short-term incentives (including base salary and performance bonuses) and long-term incentives (including equity awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure for a comprehensive explanation and analysis of our executive compensations policies and practices.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, we are also conducting an advisory (non-binding) vote to ask stockholders whether future advisory votes on executive compensation should be held every one, two, or three years.

The Board believes that an annual stockholder advisory vote on executive compensation will facilitate more direct stockholder input about executive compensation. An annual stockholder advisory vote on executive compensation is consistent with our policy of reviewing our compensation program annually, as well as being accountable to our stockholders on executive compensation and corporate governance matters. We believe that an annual vote would be the best governance practice for us at this time.

This vote is non-binding. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and expect to implement the vote frequency receiving the most support from the Company’s stockholders. While the Board believes that a vote every year is the best choice for the Company and our stockholders, the Board acknowledges that there are a number of points of view regarding the relative benefits of the frequency of stockholder advisory votes an executive compensation. You will not be voting to approve or disapprove the Board’s recommendation of holding future advisory votes every year, but rather have the opportunity to vote for future advisory votes every one year, two years, or three years. You may also abstain from voting on this item.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF EVERY ONE YEAR FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2012, information regarding beneficial ownership of our Common Stock by:

•	each person, or group of affiliated persons, know by us to beneficially own more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us and SEC filings, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Common Stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2012, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership based on 25,411,472 shares of Common Stock outstanding on March 31, 2012. Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts, 02115.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Entities affiliated with Menlo Ventures (2)	6,693,935	—	6,693,935	26.3%
Entities affiliated with Crosslink Capital (3)	2,083,502	—	2,083,502	8.2%
Institutional Venture Partners XIII, L.P. (4)	1,863,832	—	1,863,832	7.3%
T. Rowe Price Associates, Inc. (5)	1,617,200	—	1,617,200	6.4%

Named Executive Officers and Directors:
David Friend (6)	1,900,016	67,869	1,967,885	7.7%
Jeffry Flowers (7)	1,495,925	99,701	1,595,626	6.3%
Andrew Keenan	107,751	27,094	134,845	*
Swami Kumaresan (8)	86,077	79,071	165,148	*
Thomas Murray	—	18,650	18,650	*
Gary Hromadko (9)	65,904	1,875	67,779	*
Charles Kane	5,000	4,000	9,000	*
Todd Krasnow (10)	257,771	4,375	262,146	1.0%
William G. Nelson (11)	1,400,491	1,875	1,402,366	5.5%
Pravin Vazirani (2)	6,693,935	1,875	6,695,810	26.3%
Executive Officers and Directors as a Group (16 persons) (2)(6)(7)(8)(9)(10)(11)	12,041,869	411,451	12,453,320	48.2%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding Common Stock.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee, or trustee for the beneficial owner’s account.
(2)	Based upon a Schedule 13D filed with the SEC on August 16, 2011 by Menlo Ventures X, L.P. (“Menlo X”), Menlo Entrepreneurs Fund X, L.P. (“MEF X”), MMEF X, L.P. (“MMEF X,” and together with Menlo X and MEF X, the “Menlo Funds”), MV Management X, L.L.C. (“MVM X,” and together with the Menlo Funds, the “Menlo Entities”), Henry D. Montgomery (“Montgomery”), John W. Jarve (“Jarve”), Douglas C. Carlisle (“Carlisle”), Sonja H. Perkins (“Perkins”), Mark A. Siegel (“Siegel”), Pravin A. Vazirani (“Vazirani”) and Shawn T. Carolan (“Carolan”). Consists of 6,524,298 shares of Common Stock held by Menlo X, 55,458 shares of Common Stock held by MEF X, and 114,179 shares of Common Stock held by MMEF X. MVM X serves as the general partner of Menlo X, MEF X and MMEF X. MVM X owns no securities of the Company directly. Montgomery, Jarve, Carlisle, Perkins, Siegel, Vazirani and Carolan are Managing Members of MVM X and share voting and dispositive power over the shares held by Menlo X, MEF X and MMEF X, and may be deemed to own beneficially the shares held by Menlo X, MEF X and MMEF X.
(3)	Based upon a Form 4 filed with the SEC on December 8, 2011 by Crosslink Capital, Inc. (“Crosslink”) on behalf of itself and Michael J. Stark (“Stark”). Includes shares of Common Stock beneficially owned by Crosslink, shares of Common Stock beneficially owned by Crossover Fund VI Management, L.L.C. (“Crossover VI Management”), and shares of Common Stock beneficially owned by Stark. These securities are held directly by investment funds to which Crosslink is investment adviser for the benefit of the investors in those funds. These securities are indirectly beneficially owned by Crosslink in such capacity as investment adviser, by Crossover VI Management as the general partner of one or more of those funds, and by Stark as the control person of those entities. The address for Crosslink Capital is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.
(4)	Based upon a Schedule 13G filed with the SEC on August 16, 2011 by Institutional Venture Partners XIII, L.P. (“IVP XIII”), Institutional Venture Management XIII, LLC (“IVM XIII”), Todd C. Chaffee (“Chaffee”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps”). All shares of Common Stock are held by IVP XIII. IVM XIII serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XIII owns no securities of the Company directly. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. The Managing Directors own no securities of the Company directly. The address for IVP XIII c/o Institutional Venture Partners 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, CA 94025.
(5)	Based upon a Schedule 13G filed with the SEC on February 10, 2012, by T. Rowe Price Associates, Inc. These securities are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(6)	Includes 85,589 shares held by the David Friend 2009 Qualified Annuity Trust II, 98,541 shares held by the David Friend 2009 Qualified Annuity Trust III, 457,192 shares held by the David Friend 2010 Qualified Annuity Trust I, 100,000 shares held by the David Friend 2011 Qualified Annuity Trust I, 3,000 shares held by Jasper Friend, 3,000 shares held by Zachery Friend, 3,000 shares held by Zoe Friend, 3,000 shares held by Lilian Friend, 24,525 shares held by Margaret F.A. Shepherd, 85,589 shares held by the Margaret F.A. Shepherd 2009 Qualified Annuity Trust, 98,541 shares held by the Margaret F.A. Shepherd 2009 Qualified Annuity Trust II, and 24,000 shares held by the Friend-Shepherd Family 2009 Irrevocable Trust.
(7)

Includes 111,144 shares held by the Jeffry Flowers 2009 Grantor Retained Annuity Trust No. 1, 130,250 shares held by the Jeffry Flowers 2009 Grantor Retained Annuity Trust No. 2, 111,144 shares held by the Laurie Flowers 2009 Grantor Retained Annuity Trust No. 1, 130,250 shares held by the Laurie

Flowers 2009 Grantor Retained Annuity Trust No. 2, 45,719 shares held by the Laurie Flowers 2010 Grantor Retained Annuity Trust, 45,719 shares held by the Jeffry Flowers 2010 Grantor Retained Annuity Trust, and 28,839 shares held by Laurie Flowers.
(8)	Includes 22,809 shares held by Jessica McIsaac and 1,250 shares subject to options held by Ms. McIsaac.
(9)	Includes 65,904 shares held by an investment fund of which a limited liability company controlled by Mr. Hromadko is the general partner for the benefit of the investors in that fund. The address for Mr. Hromadko is c/o Crosslink Capital, Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.
(10)	Includes 10,000 shares held by the Rachel L. Krasnow Trust, 10,000 shares held by the Charles S. Krasnow Trust, 10,000 shares held by the Eric J. Krasnow Trust, and 25,000 shares held by the Todd and Deborah Krasnow Charitable Remainder Trust.
(11)	The address of Mr. Nelson is 4201 Gulf Shore Boulevard North, Apartment 901, Naples, FL 34103.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were complied with, except that: (i) the Form 3 filed on August 10, 2011 by Mr. Friend contained an inadvertent error that was subsequently corrected by amendment, (ii) the Form 3 filed on September 19, 2011 by Mr. El-Hilali contained an inadvertent error that was subsequently correct by amendment, (iii) the Form 4s filed on September 14, 2011 and November 22, 2011 by Mr. Friend, each of which reported two transactions, were late, and (iv) the Form 4s filed on December 20, 2011 by each of Messrs. El-Hilali, Flowers, Friend, Keenan, Kumaresan, Lamson, Murray, Phelan, and Surace, and Ms. Sheer, each of which reported one transaction, were late.

DIRECTOR COMPENSATION

Following the completion of our initial public offering in August 2011 (the “IPO”), each of our non-employee directors receives a payment of $5,000 for each quarterly Board meeting that such non-employee director attends in person and $1,000 for each quarterly Board meeting that such non-employee director attends by means of remote communication, up to an annual maximum of $20,000 per director. We also pay the chairpersons of the Audit, Compensation, and Nominating and Corporate Governance Committees an annual fee of $10,000, $7,500, and $5,000, respectively, and pay each other member of the Audit, Compensation, and Nominating and Corporate Governance Committees an annual fee of $5,000, $3,750, and $2,500, respectively. Additionally, we reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings. Our directors who are also employees are compensated for their service as employees and do not receive any additional compensation for their service on our Board.

As of July 2011, each non-employee director receives an initial stock option grant to purchase 16,000 shares of our Common Stock when he or she joins our Board, and thereafter an annual stock option grant to purchase 7,500 shares of our Common Stock on the date of each annual meeting of stockholders (provided that such non-employee director has served on our Board for at least 18 months prior to the date of such annual meeting). Pursuant to this policy, in July 2011 we granted Mr. Kane an option to purchase 16,000 shares of our Common Stock, in connection with his appointment to our Board. In connection with our IPO, we granted each of Messrs. Hromadko, Krasnow, Nelson, and Vazirani an option to purchase 7,500 shares of our Common Stock. In July 2011, we also granted Mr. Krasnow an additional option to purchase 10,000 shares of our Common Stock in recognition of the significant additional time he had spent advising us on strategic marketing issues. All such stock options vest and become exercisable ratably in quarterly installments over three years, subject to the continued service by the non-employee director on our Board, and automatically vest in full and become exercisable immediately prior to a change in control of the Company. Our directors who are also employees of the Company and who subsequently terminate employment with us and remain members of the Board do not receive an initial stock option grant, but, to the extent that they are otherwise eligible, such persons receive, after termination of employment with us, annual stock option grants as described above in this paragraph.

The following table provides information concerning the compensation earned by each of our non-employee directors for the year ended December 31, 2011.

Name	Fees Earned ($)	Stock Awards (1)($)	Total($)
Gary Hromadko	8,500	38,344	46,844
Charles Kane	15,000	81,800	96,800
Todd Krasnow	16,250	89,469	105,719
William G. Nelson	15,000	38,344	53,344
Pravin Vazirani	13,125	38,344	51,469

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock awards, calculated in accordance with FASB ASC Topic 718, except that no forfeiture assumptions were included. Note that amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the recipients of these stock awards.

As of December 31, 2011, our non-employee directors held options to purchase the following number of shares of our Common Stock: Mr. Hromadko 7,500 shares; Mr. Kane 16,000 shares; Mr. Krasnow 17,500 shares; Mr. Nelson 7,500 shares; Mr. Vazirani 7,500 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “2011 Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. These “named executive officers” for 2011 were:

•	David Friend, president and chief executive officer;

•	Andrew Keenan, chief financial officer and treasurer;

•	Swami Kumaresan, executive vice president, sales and marketing;

•	Thomas Murray, senior vice president, marketing; and

•	Jeffry Flowers, who resigned as our chief architect in April 2012, but continues to be employed as our technical advisor.

The philosophy of how we will compensate our executive officers in the future may not be the same as how they have been compensated previously. We expect that the Compensation Committee will continue to review, evaluate, and modify the executive compensation framework as a result of our becoming a publicly-traded company.

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity, and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement, and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	attract, engage and retain individuals of superior ability, experience, and managerial talent, enabling us to be an employer of choice in the highly-competitive and dynamic technology industry;

•	align compensation incentives with our corporate strategies, business, and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills, and performance ensure our continued success; and

•	ensure that total compensation is fair, reasonable, and competitive.

Most of our compensation components simultaneously fulfill one or more of these principles and objectives. These components consist of (1) base salary, (2) performance bonuses, (3) equity incentives, (4) perquisites and health and welfare benefits, (5) 401(k) plan retirement savings opportunities, and (6) post-termination benefits. We view each component of executive compensation as related but distinct, and we review total compensation of our executive officers to ensure both that our overall compensation objectives are met and that our compensation practices are competitive with those of companies that are generally similar in business and size to us. Not all elements are provided to all named executive officers. Instead, we determine the appropriate level for each compensation component based in part on our understanding of the market in reliance on the experience of members of the Compensation Committee and the insight of the Compensation Committee’s independent compensation consultant and, consistent with our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executive officers, our overall performance, and other considerations that the Compensation Committee deems relevant. As a result of our Compensation Committee’s assessment of our president and chief executive officer’s roles and responsibilities, there is a significant compensation differential between his compensation levels and those of our other named executive officers.

Our philosophy is to make a greater percentage of an executive officer’s compensation tied to stockholder returns by keeping cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that because the achievement of our business and financial objectives will be reflected in the value of our equity, our executive officers will be incentivized to achieve these objectives when a portion of their compensation is tied to the value of our equity. To this end, we use stock options as a significant component of compensation because we believe that this best ties individual compensation to the creation of stockholder value. While we offer competitive base salaries, we believe that stock-based compensation is a significant motivator in attracting employees to internet-related and other technology companies. Except as described below, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each individual element, to some extent, serves each of our objectives.

Compensation Determination Process

Historically, our Board has not reviewed anonymous private company compensation surveys in setting the compensation of our named executive officers and neither our Compensation Committee, our president and chief executive officer, nor our Board reviewed market compensation data in setting named executive officer base salaries in 2011. Accordingly, the 2011 base salaries for our named executive officers reflect, to a significant degree, the varying roles and responsibilities of such executives, as determined by our Board based on the recommendations of our Compensation Committee and our chief executive officer, as well as the length of time that each such executive has served our Company. These factors, together with the market compensation data and advice provided by Compensia, Inc., a management consulting firm that was engaged by the Compensation Committee in September 2011, and the independent judgment of our Compensation Committee and our Board, also formed the basis for determining performance bonuses and equity compensation levels of our named executive officers for 2011.

Independent Compensation Consultant

In September 2011, the Compensation Committee engaged Compensia, Inc., a management consulting firm providing executive compensation advisory services, as its independent consultant. Our Compensation Committee instructed Compensia to review and evaluate our executive compensation program, including the philosophy and objectives of the program and its specific components, which include base salary, target total cash compensation, target bonus opportunities and equity ownership, and to provide advice on compensation levels. Compensia is directly accountable to the Compensation Committee for the performance of its services. In its role as an advisor to the Compensation Committee, a senior representative of Compensia is available to attend meetings of the Compensation Committee if requested and to otherwise consult with members of the Compensation Committee as necessary. Compensia also provides assistance to the Compensation Committee on determining financial and operational performance goals and advice on rules, regulations, and general compensation trends regarding executive compensation. Our Compensation Committee reviews the data and advice provided by Compensia, but such information is only one of many factors that our Compensation Committee considers in setting executive compensation.

In the future, we expect that our Compensation Committee will continue to engage an independent compensation consulting firm to provide advice and data regarding our executive compensation and related matters.

Competitive Positioning

We operate in a competitive labor environment, particularly in the geographic areas in which we operate. As such, our Compensation Committee believes that it is important to review the executive compensation practices of companies that are similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives. The Compensation Committee further believes that the comparative framework should be reviewed on an annual basis and revised as necessary to reflect the changing nature of our business and the executive compensation environment.

In establishing performance bonus opportunities and equity award levels for 2011 as well as overall executive compensation levels for 2012, the Compensation Committee directed Compensia to conduct a competitive market analysis. Compensia developed, with the assistance and approval of the Compensation Committee, a peer group comprised of high-growth, small business/consumer facing companies with a focus on software-as-a-service businesses, that are U.S. based and are publicly traded. These companies, which we refer to as the Peer Group, are as follows: Bazaarvoice, Inc.; Callidus Software, Inc.; Convio, Inc.; CornerStone OnDemand, Inc.; Keynote Systems, Inc.; LivePerson, Inc.; LogMeIn, Inc.; Marchex, Inc.; Opentable, Inc.; Responsys, Inc.; Sciquest, Inc.; SPS Commerce, Inc.; Stamps.com Inc.; Support.com, Inc.; Tangoe, Inc.; TechTarget, Inc.; Vocus, Inc.; XO Group, Inc.; and Zillow, Inc. Once the Peer Group was established, Compensia undertook a process to match each of our executive positions, which in some cases do not follow traditional parameters, with those of the companies in the Peer Group.

In the future, we expect that our Compensation Committee will continue to consider competitive market data as one of many factors when determining base salary and total cash compensation, as well as annual equity awards to executive officers.

Executive Compensation Program Components

Base Salaries

The base salaries for our named executive officers were initially established through arm’s-length negotiation at the time that each executive was hired, taking into account such executive’s qualifications, experience, and prior salary. Base salaries of our named executive officers are approved and reviewed periodically by our Board, based on the recommendations of the Compensation Committee. Adjustments to base salaries are based on the scope of an executive officer’s responsibilities, individual contribution, prior experience, sustained performance, and, beginning in 2012, competitive market data from the companies in the Peer Group. Decisions regarding base salary increases may also take into account the executive officer’s current salary, equity ownership, and the amounts paid to such executive officer’s peers inside our Company, determined by conducting an internal comparative analysis. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

The actual base salaries paid to our named executive officers in 2011 are set forth in the “2011 Summary Compensation Table.”

In December 2011, after considering the factors described above, our Board, based on the recommendation of our Compensation Committee, increased the base salaries of Messrs. Friend, Flowers, Keenan, and Kumaresan, to $340,000, $250,000, $250,000, and $260,000, respectively, effective as of January 1, 2012. In April 2012, we decreased the base salary of Mr. Flowers to $50,000 in connection with his resignation as our chief architect and continued employment as our technical advisor. Mr. Murray’s base salary remains at $280,000, the level at which it was set in connection with his hiring as our vice president of marketing in April 2011.

Annual Cash Bonuses

In addition to base salaries, annual cash bonus opportunities have been awarded to our named executive officers when our Board, based on the recommendation of our Compensation Committee, has determined that such an incentive is necessary to align our corporate goals with the cash compensation payable to an executive. Historically, such annual cash bonus opportunities have been awarded to all of our named executive officers. In 2011, the target bonus amount for each of Messrs. Friend, Flowers, Keenan, Kumaresan, and Murray was 30% of

each such individual’s base salary, with 20% of the bonus amount tied to individual performance as evaluated by the Compensation Committee, 40% of the bonus amount tied to our overall level of bookings for the year as compared to budget (as adjusted by our Board during the year, based on the recommendation of our Compensation Committee, to reflect changing conditions), and 40% of the bonus amount tied to our free cash flow for the year as compared to budget. For the definitions of bookings and free cash flow, and a reconciliation of bookings to revenue and of free cash flow to net cash provided by (used in) operations from our audited financial statements, see our Annual Report on Form 10-K for the year ended December 31, 2011. The portion of the target bonus amounts with respect to bookings and free cash flow would be earned by the executives if we achieved the targets set forth in our budget. The executives were entitled to receive partial bonus payments if we partially achieved our budgeted bookings and free cash flow targets, and bonuses in excess of the target bonus amounts if we achieved greater than 100% of our budgeted bookings and free cash flow targets.

The participants in the bonus plan were our named executive officers and certain of our other executive officers. The executive officers would earn partial bonus payments based on achieving at least 85% of the bookings target, and would earn an additional bonus for bookings in excess of 100% of the target, as set forth in the following table:

Percent of Bookings Target Achieved	Percent of Bookings-based Bonus Earned
Less than 85%	0%

85-94%	40% if 85% of the bookings target is achieved, increased by 4% for each additional percent of the bookings target achieved

95-100%	90% if 95% of the bookings target is achieved, increased by 2% for each additional percent of the bookings target achieved

101-109%	100%, plus 2% of bookings in excess of target would be added to bonus pool and paid to bonus plan participants pro rata based on their respective base salaries

110-114%	100%, plus 3% of bookings in excess of target would be added to bonus pool and paid to bonus plan participants pro rata based on their respective base salaries

115% or more	100%, plus 4% of bookings in excess of target would be added to bonus pool and paid to bonus plan participants pro rata based on their respective base salaries

Our free cash flow target for 2011 assumed that we would have negative cash flow. The executive officers would earn partial bonus payments if our negative free cash flow exceeded the free cash flow target, as long as our negative free cash flow did not exceed 175% of the free cash flow target, and would earn an additional bonus if our negative free cash flow was less than the free cash flow target, as set forth in the following table:

Negative Free Cash Flow Achieved	Percent of Free Cash Flow-based Bonus Earned
Over 175%	0%

156-175%	25%

139-155%	50%

120-138%	75%

101-119%	90%

100%	100%

Less than 100%	100%, plus 10% of amount by which negative free cash flow was less than the free cash flow target would be added to bonus pool and paid to bonus plan participants pro rata based on their respective base salaries

The performance goals were established by our Compensation Committee and approved by our Board at the beginning of the year. At the time the performance goals were set, our Compensation Committee believed that the measures were challenging and aggressive. For example, if we had achieved the level of bookings provided for in our budget, it would have reflected a significant increase in bookings over the prior years. Our Compensation Committee believed that the achievement of the corporate performance measures at the target levels would require extraordinary efforts, excellent leadership, and a clear focus on our overall business plan and results for the year.

The actual bonuses paid to our named executive officers in 2011 are set forth in the “2011 Summary Compensation Table.” In 2011, the actual bonuses paid to each named executive officer attributable to corporate performance were due to our achieving 102% of our bookings target and negative free cash flow which was 91% of our free cash flow target. For 2011, our Board adopted the recommendation of the Compensation Committee to pay each of our named executive officers 100% of his target bonus related to individual performance, based on the Compensation Committee’s assessment of the overall performance of the management team and our business. Although certain of our executive officers, our chief executive officer, and our Compensation Committee informally discussed establishing individual management objectives at the beginning of 2011, our Board did not establish specific individual management objectives for each of our named executive officers or other executive officers for 2011. Our chief executive officer believed that we would benefit from treating all of the team members equally, and our Compensation Committee and Board agreed with this assessment. While our Compensation Committee generally considered the overall performance of our business and executive officers during 2011, their decision to recommend paying each of our named executive officers and certain other executive officers 100% of his target bonus related to individual performance was discretionary. This recommendation reflected our Compensation Committee’s belief that our executive officers performed at a strong level during 2011. All bonuses paid in 2011 to our named executive officers were paid in cash.

Equity Incentives

The goal of our equity incentive awards is to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity incentive awards also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of outstanding equity awards, individual performance history, prior contributions to us, and the size of prior awards, as well as external factors such as the levels of unvested stock options held by our executive officers in relation to their peers within our Peer Group.

To reward and retain our named executive officers in a manner that best aligns their interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because our named executive officers are able to profit from their stock options only if our stock price increases relative to the option exercise price, we believe that stock options provide meaningful incentives to them to achieve increases in the value of our stock over time.

We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional, or “refresher,” grants. To date there has been no set program for the award of refresher grants and, although our Board, based on the recommendation of our Compensation Committee, intends to make annual refresher grants to our executive officers going forward, our Board retains discretion to make stock option grants to our employees, including our named executive officers, at any time (subject to the Compensation Committee’s policy of only granting stock options at meetings held on pre-determined dates, other than in extraordinary circumstances), including in connection with the promotion of an employee, to reward an employee, for retention purposes, or for other circumstances recommended by management.

Initial stock option grants to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the vesting commencement date, which is typically the date of hire, and the remainder of the shares underlying the option vest in equal quarterly installments over the remaining three years thereafter. Refresher grants typically vest in equal quarterly installments over four years from the vesting commencement date, which is typically the date of grant. As a result of their catch-up nature, the December 2011 grants described below vest in quarterly installments over three years, with 30% of the shares underlying the option vesting in the first year, 30% of the shares underlying the option vesting in the second year, and 40% of the shares underlying the option vesting in the third year. We believe that these vesting schedules appropriately encourage long-term employment with us while allowing our executives to realize compensation in line with the value they have created for our stockholders.

In April 2011, our Board granted to Mr. Murray an option to purchase shares of our Common Stock based upon the vesting terms described above for initial option grants in connection with his hiring as vice president of marketing.

In December 2011, based on the recommendation of the Compensation Committee, our Board awarded a catch-up equity grant to our named executive officers and certain of our other executive officers. In January 2012, based on the recommendation of the Compensation Committee, our Board further granted to each of our named executive officers and certain of our other executive officers an option to purchase shares of our Common Stock based on the standard vesting terms described above. These option grants were made in order to remedy the low levels of unvested stock options held by our executive officers relative to their peers within our Peer Group.

We do not have any securities ownership requirements for our named executive officers.

Retirement savings

All of our full-time employees in the U.S., including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of this reduction contributed to our 401(k) plan. We did not contribute to this 401(k) plan for the years ended December 31, 2011, 2010, and 2009. Effective January 1, 2012, we have elected to make a matching contribution of up to 4% of each employee’s wages up to a maximum annual contribution of $10,000 per employee.

Perquisites

From time-to-time, our Board has provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating, and retaining executive talent. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and we may consider providing additional perquisites in the future. There are no material perquisites to our named executive officers that we are currently obligated to provide pursuant to written agreement. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Termination-Based Compensation

In connection with severance agreements that we entered into with Messrs. Friend and Flowers, we have agreed to provide to each of them severance benefits if his employment is terminated by us without cause or if he is constructively terminated by us. In such an event, each of Messrs. Friend and Flowers is entitled to continued payment of his base salary for twelve months, an additional payment in an amount equal to twelve times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination, and option vesting acceleration. For a further description of Mr. Friend’s and Mr. Flower’s severance agreements, see “—Severance Provisions” below.

As the result of arm’s-length negotiations in connection with the offer letter that we entered into with Mr. Keenan, we have agreed to provide Mr. Keenan severance benefits if his employment is terminated by us without cause or if he is constructively terminated by us. In such an event, Mr. Keenan is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Further, if, within one year after a change in control, Mr. Keenan is terminated by us without cause or if he is constructively terminated, Mr. Keenan is entitled to continued payment of his base salary for three additional months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. For a further description of Mr. Keenan’s offer letter, see “—Offer Letter Agreements” below.

As the result of arm’s-length negotiations in connection with offer letters that we entered into with Mr. Kumaresan, we have agreed to provide him with severance benefits if his employment is terminated by us without cause or if he is constructively terminated by us. In such an event, he is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. For a further description of these offer letters, see “—Offer Letter Agreements” below.

As the result of arm’s-length negotiations in connection with the offer letter that we entered into with Mr. Murray, we have agreed to provide him with severance benefits if his employment is terminated by us without cause or if he is constructively terminated by us. In such an event, he is entitled to continued payment of his base salary for three months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. For a further description of Mr. Murray’s offer letter, see “—Offer Letter Agreements” below.

We have routinely granted and will continue to grant our named executive officers stock options under our equity incentive plans. For a description of the change in control provisions in such equity incentive plans applicable to these stock options, see “—Severance Provisions” and “—Offer Letter Agreements” below. The estimated value of these benefits, along with the benefits payable to Messrs. Friend, Flowers, Keenan, Kumaresan, and Murray upon a termination of their employment, is set forth below in the section entitled “Potential Payments Upon Change in Control and Upon Termination Following Change in Control.”

Tax considerations

Our Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code, as amended, (the “Code”) on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our president and chief executive officer and each of our next three most highly compensated executive officers (other than our chief financial officer), unless the compensation is “performance based” or based on another available exemption. Prior to our stock being publicly-traded, our Board did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. We expect that our Compensation Committee, however, will adopt a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our executive officers in the future, our Compensation Committee will consider all elements of the cost to our Company of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “parachute” payments and deferred compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2011, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider received “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting treatment

Authoritative accounting guidance on stock compensation requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their respective awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Summary Compensation Table

The following table summarizes the compensation earned by our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during the years ended December 31, 2011, 2010, and 2009. We refer to these officers in this Proxy Statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David Friend, President and Chief Executive Officer	2011	297,500	2,024,430	100,706	11,890	2,434,526
	2010	285,000	—	135,691	10,696	431,387
	2009	225,000	101,862	101,250	11,381	439,493

Jeffry Flowers, Former Chief Architect (2)	2011	243,333	539,848	82,244	13,701	879,126
	2010	235,000	—	111,886	12,298	359,184
	2009	210,000	101,449	94,500	11,343	417,292

Andrew Keenan, Chief Financial Officer	2011	223,333	539,848	75,530	15,642	854,353
	2010	215,000	122,666	102,363	12,188	452,217
	2009	200,000	57,163	67,500	11,299	335,962

Swami Kumaresan, Executive Vice President, Sales and Marketing	2011	231,667	539,848	80,565	5,231	857,311
	2010	190,000	—	90,461	4,605	285,066
	2009	150,000	141,411	36,562	4,732	332,705

Thomas Murray, Senior Vice President, Marketing (3)	2011	203,718	526,585	68,241	13,704	812,248
	2010	—	—	—	—	—
	2009	—	—	—	—	—

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock option awards, calculated in accordance with FASB ASC Topic 718, except that no forfeiture assumptions were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. Note that amounts reported in this column reflect the accounting cost for these stock option awards, and do not correspond to the actual economic value that may be received by the recipients of these stock option awards.
(2)	Mr. Flowers resigned as our chief architect in April 2012, but continues to be employed as our technical advisor.
(3)	Mr. Murray was hired as our vice president of marketing in April 2011.

2011 Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards made during the year ended December 31, 2011 to each of our named executive officers.

		Equity Incentive Plan Awards
Name	Non-Equity Incentive Plan Compensation ($) (1)	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise Price of Option Awards ($/SH)	Grant Date Fair Value of Stock Option Awards ($) (3)
David Friend	100,706	12/15/11	300,000	12.88	2,024,430
Jeffry Flowers (4)	82,244	12/15/11	80,000	12.88	539,848
Andrew Keenan	75,530	12/15/11	80,000	12.88	539,848
Swami Kumaresan	80,565	12/15/11	80,000	12.88	539,848
Thomas Murray (5)	68,241	12/15/11	20,000	12.88	134,962
	—	4/27/11	63,600	11.73	391,623

(1)	Actual payments under our annual cash bonus opportunity for executive officers.
(2)	The vesting of each stock option granted in 2011 is set forth in the 2011 Outstanding Equity Awards at Fiscal Year-End Table below.
(3)	The amounts reported in this column represent the aggregate grant date fair value of stock option awards, calculated in accordance with FASB ASC Topic 718, except that no forfeiture assumptions were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. Note that amounts reported in this column reflect the accounting cost for these stock option awards, and do not correspond to the actual economic value that may be received by the recipients of these stock option awards.
(4)	Mr. Flowers resigned as our chief architect in April 2012, but continues to be employed as our technical advisor.
(5)	Mr. Murray was hired as our vice president of marketing in April 2011.

2011 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows grants of stock options outstanding on December 31, 2011, the last day of our fiscal year, to each of our named executive officers.

Name	Date of Grant	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Expiration Date
David Friend	8/7/2008	8/7/2008	(1)	—	80,799	1.31	10/2/2018
	11/14/2009	11/14/2009	(1)	—	19,501	2.64	11/14/2019
	11/14/2009	11/14/2009	(2)	—	15,750	2.64	11/14/2019
	12/15/2011	12/15/2011	(3)	—	300,000	12.88	12/15/2021

Jeffry Flowers (6)	8/7/2008	8/7/2008	(1)	40,370	26,932	1.31	10/2/2018
	11/14/2009	11/14/2009	(1)	19,500	19,500	2.64	11/14/2019
	11/14/2009	11/14/2009	(2)	5,250	15,750	2.64	11/14/2019
	12/15/2011	12/15/2011	(3)	—	80,000	12.88	12/15/2021

Andrew Keenan	8/7/2008	8/7/2008	(1)	3,750	5,625	1.31	10/2/2018
	6/25/2009	6/25/2009	(1)	937	2,813	1.31	6/25/2019
	11/14/2009	11/14/2009	(1)	1,875	7,500	2.64	11/14/2019
	11/14/2009	11/14/2009	(2)	938	5,625	2.64	11/14/2019
	12/16/2010	12/16/2010	(1)	1,875	11,250	5.15	12/16/2020
	12/15/2011	12/15/2011	(3)	—	80,000	12.88	12/15/2021

Swami Kumaresan	1/29/2007	1/29/2007	(4)	1,407	—	0.66	1/29/2017
	2/14/2008	2/14/2008	(1)	9,375	2,344	1.26	2/14/2018
	2/26/2009	2/26/2009	(1)	9,000	11,250	1.31	2/26/2019
	11/14/2009	11/14/2009	(1)	18,750	18,750	2.64	11/14/2019
	11/14/2009	11/14/2009	(2)	4,687	14,063	2.64	11/14/2019
	11/14/2009	11/14/2009	(5)	11,601	—	2.64	11/14/2019
	12/15/2011	12/15/2011	(3)	—	80,000	12.88	12/15/2021

Thomas Murray (7)	4/27/2011	4/11/2011	(4)	—	63,600	11.73	4/27/2021
	12/15/2011	12/15/2011	(3)	—	20,000	12.88	12/15/2021

(1)	These stock options vest as to the shares subject to the options in equal quarterly installments over four years commencing on the date of grant until all shares subject to the options are vested.
(2)	These stock options vest as to the shares subject to the options in equal quarterly installments over four years commencing on the 15th month anniversary of the date of grant until all shares subject to the options are vested.
(3)	These stock options vest over three years with 30% of the shares subject to the options vesting in equal quarterly installments over the first year following the date of grant, 30% of the shares subject to the options vesting in equal quarterly installments over the second year following the date of grant, and 40% of the shares subject to the options vesting in equal quarterly installments over the third year following the date of grant.
(4)	These stock options vest as to 25% the shares subject to the options on the first anniversary of vesting commencement date and as to the balance of the shares subject to the options in equal quarterly installments until all shares subject to the options are vested.
(5)	These stock options vested as to the shares subject to the options in full on the date of grant.
(6)	Mr. Flowers resigned as our chief architect in April 2012, but continues to be employed as our technical advisor.
(7)	Mr. Murray was hired as our vice president of marketing in April 2011.

2011 Options Exercised Table

The following table shows information regarding stock options that were exercised during the year ended December 31, 2011 by our named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
David Friend	298,529	2,941,843
Jeffry Flowers (2)	76,335	747,320
Andrew Keenan	123,751	631,225
Swami Kumaresan	17,662	176,138
Thomas Murray (3)	—	—

(1)	The aggregate dollar amount realized upon the exercise of the options represents the amount by which (x) the aggregate market price of the shares of our Common Stock on the date of exercise, exceeds (y) the aggregate exercise price of the applicable option.
(2)	Mr. Flowers resigned as our chief architect in April 2012, but continues to be employed as our technical advisor.
(3)	Mr. Murray was hired as our vice president of marketing in April 2011.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during the year ended December 31, 2011.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during the year ended December 31, 2011.

Severance Provisions

In May 2011, we entered into a severance agreement with Mr. Friend, setting forth the terms and conditions of his severance. Pursuant to the severance agreement, Mr. Friend is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us. In such an event, Mr. Friend is entitled to continued payment of his base salary for twelve months and an additional payment in an amount equal to twelve times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Pursuant to his option agreements, upon a change in control, Mr. Friend is also entitled to full vesting acceleration with respect to his unvested options if he is terminated without cause or if he is constructively terminated prior to the first anniversary of the change in control.

In May 2011, we entered into a severance agreement with Mr. Flowers, setting forth the terms and conditions of his severance. Pursuant to the severance agreement, Mr. Flowers is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us. In such an event, Mr. Flowers is entitled to continued payment of his base salary for twelve months and an additional payment in an amount equal to twelve times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Pursuant to his option agreements, upon a change in control, Mr. Flowers is also entitled to full vesting acceleration with respect to his unvested options if he is terminated without cause or if he is constructively terminated prior to the first anniversary of the change in control.

Offer Letter Agreements

In April 2007, we entered into an offer letter agreement with Mr. Keenan, which was amended in May 2011 and April 2012, setting forth the terms and conditions of his employment. The offer letter agreement provides for an annual base salary of $200,000, subject to increases and modifications as determined by our Board and its Compensation Committee. Mr. Keenan’s current base salary is $250,000. Pursuant to the offer letter agreement, as amended, Mr. Keenan is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us. In such an event, Mr. Keenan is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Further, if prior to the first anniversary of a change in control, Mr. Keenan is terminated by us without cause or if he is constructively terminated, Mr. Keenan is entitled to continued payment of his base salary for three additional months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Mr. Keenan is also entitled to vesting acceleration in connection with a change in control with respect to one-half of his unvested options and, if Mr. Keenan is terminated without cause or if he is constructively terminated prior to the first anniversary of the change in control, the balance of any options granted to him will vest in full.

In October 2005, we entered into an offer letter agreement with Mr. Kumaresan, which was amended in September 2007, April 2011, and April 2012, setting forth the terms and conditions of his employment. The offer letter agreement provides for an annual base salary of $130,000, subject to increases and modifications as determined by our Board and its Compensation Committee. Mr. Kumaresan’s current base salary is $260,000. Pursuant to the offer letter agreement, as amended, Mr. Kumaresan is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us. In such an event, Mr. Kumaresan is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change in control, Mr. Kumaresan is also entitled to full vesting acceleration with respect to his unvested options if he is terminated without cause or if he is constructively terminated prior to the first anniversary of the change in control.

In March 2011, we entered into an offer letter agreement with Mr. Murray, which was amended in April 2011, setting forth the terms and conditions of his employment. The offer letter agreement provides for an annual base salary of $280,000, subject to increases and modifications as determined by our Board and its Compensation Committee. Mr. Murray’s current base salary is $280,000. Pursuant to the offer letter agreement, as amended, Mr. Murray is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us. In such an event, Mr. Murray is entitled to continued payment of his base salary for three months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change in control, Mr. Murray is also entitled to full vesting acceleration with respect to his unvested options if he is terminated without cause or if he is constructively terminated prior to the first anniversary of the change in control.

Potential Payments Upon Termination, Upon Change in Control, and Upon Termination Following Change in Control

Potential Payments Upon Termination without a Change in Control

The following table sets forth quantitative estimates of the payments and benefits that would have accrued to each of our named executive officers if his employment had been terminated by us without cause on December 31, 2011, as described above under “—Severance Provisions” and “—Offer Letter Agreements.”

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($) (1)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
David Friend	300,000	—	11,890	311,890
Jeffry Flowers (1)	245,000	—	13,701	258,701
Andrew Keenan	112,500	—	6,821	119,321
Swami Kumaresan	120,000	—	2,615	122,615
Thomas Murray (2)	70,000	—	3,426	73,426

(1)	Mr. Flowers resigned as our chief architect in April 2012, but continues to be employed as our technical advisor.
(2)	Mr. Murray was hired as our vice president of marketing in April 2011.

Potential Payments Upon a Change in Control without Termination

The following table sets forth quantitative estimates of the payments and benefits that would have accrued to each of our named executive officers upon a change in control of our Company on December 31, 2011. Amounts below reflect potential payments pursuant to stock options granted under our 2005 Stock Incentive Plan and 2011 Equity Award Plan.

Name of Executive Officer	Value of Accelerated Options if Not Assumed or Substituted ($) (1)
David Friend	—
Jeffry Flowers (2)	—
Andrew Keenan	130,292
Swami Kumaresan	—
Thomas Murray	—

(1)	The amounts were calculated based on the aggregate amount by which the fair market value of our Common Stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2011, using $11.10 per share, the closing market price of our Common Stock as of December 30, 2011 (the final trading day of our 2011 fiscal year).
(2)	Mr. Flowers resigned as our chief architect in April 2012, but continues to be employed as our technical advisor.

Potential Payments Upon Termination following a Change in Control

The following table sets forth quantitative estimates of the payments and benefits that would have accrued to each of our named executive officers pursuant to the severance agreements and offer letter agreements described above under “—Severance Provisions” and “—Offer Letter Agreements” and pursuant to his stock option agreements if his employment had been terminated by us without cause or if he experienced a constructive termination within 12 months after a change in control of our Company consummated on December 31, 2011.

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($) (1)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
David Friend	300,000	1,089,246	11,890	1,401,136
Jeffry Flowers (2)	245,000	561,879	13,701	820,580
Andrew Keenan	168,750	260,583	10,232	439,565
Swami Kumaresan	120,000	410,800	2,615	533,416
Thomas Murray	70,000	—	6,852	76,852

(1)	These amounts were calculated based on the aggregate amount by which the fair market value of our Common Stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2011, using $11.10 per share, the closing market price of our Common Stock as of December 30, 2011 (the final trading day of our 2011 fiscal year).
(2)	Mr. Flowers resigned as our chief architect in April 2012, but continues to be employed as our technical advisor.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2011 with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)(2)	2,867,310	$6.74	794,800
Equity Compensation Plans Not Approved by Stockholders	0	0	0
Total	2,867,310	$6.74	794,800

(1)	Includes the 2005 Stock Incentive Plan and the 2011 Equity Award Plan.
(2)	The 2011 Equity Award Plan contains an “evergreen” provision, pursuant to which the number of shares of Common Stock initially reserved for issuance or transfer pursuant to awards under the 2011 Equity Award Plan will be increased on the first day of each calendar year beginning in 2012 and ending in 2021, equal to the least of (A) 1,500,000 shares of Common Stock, (B) four percent (4%) of the shares of Common Stock outstanding (on an as-converted basis) on the last day of the immediately preceding calendar year, and (C) such smaller number of shares of Common Stock as determined by our Board.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Carbonite under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Todd Krasnow, Chair

Pravin Vazirani

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Carbonite under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://investor.carbonite.com/governance.cfm. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Carbonite’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2011.

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee recommended to our Board that such audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The Audit Committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and is seeking ratification of such selection by the stockholders.

Audit Committee

Charles Kane, Chair

Todd Krasnow

William G. Nelson

Gary Hromadko

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our Common Stock or any member of their immediate family had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides that certain holders of our Common Stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Common Stock Transaction

In January 2011, certain of our current and former employees, including Messrs. Friend, Flowers, and Kumaresan, sold an aggregate of 863,832 shares of our Common Stock to Institutional Venture Partners XIII, L.P. for $12.00 per share. In connection with this transaction, we waived our right of first refusal to purchase these shares of Common Stock from these individuals.

Participation in Initial Public Offering

Entities affiliated with Menlo Ventures, Crosslink Capital, and Institutional Venture Partners purchased 800,000 shares, 1,000,000 shares, and 1,000,000 shares, respectively, of our Common Stock in our initial public offering in August 2011 at the public offering price. Mr. Vazirani is a managing member of MV Management X, L.L.C., an affiliate of Menlo Ventures, and Mr. Hromadko is an affiliate of Crosslink Capital. In addition, Mr. Nelson and trusts affiliated with Mr. Krasnow purchased 125,000 shares and 40,000 shares, respectively, of our Common Stock in our initial public offering at the public offering price.

Indemnification Agreement

We have entered into indemnification agreements with each of directors and executive officers which provide, among other things, that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or executive officer, and otherwise to the fullest extent permitted under Delaware law and our By-Laws.

Other than as described above under this section “Certain Relationships and Related Transactions,” since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Audit Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $50,000, the policy states that related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act of 1933, as amended (the “Securities Act”), Exchange Act, and related rules. Our Board set the $50,000 threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act, and related rules because we believe that it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our Audit Committee will (i) review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been exempted from this policy. These exempted transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related person transaction for which he or she is a related party.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Carbonite stockholders may be “householding” our proxy materials. A single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts 02115 or (3) contact our Investor Relations department by telephone at (617) 587-1102. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report and Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

Our 2011 annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2011 (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that choose to receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2011 annual report to stockholders at www.voteproxy.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2011 annual report to stockholders and Annual Report of Form 10-K may also be directed to Investor Relations, Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts 02115.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Carbonite stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts 02115.

By Order of the Board of Directors,

Danielle Sheer

General Counsel and Secretary

April 27, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

CARBONITE, INC.

June 18, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The notice of meeting, proxy statement, annual report to stockholders, and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17186

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	10030304000000000000 9	061812

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

“FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” ON PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect one class 1 director to hold office until the 2015 annual meeting of stockholders or until his successor is elected and qualified.			2.	To ratify the selection of Ernst & Young LLP as Carbonite, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐	FOR THE NOMINEE WITHHOLD AUTHORITY FOR THE NOMINEE	NOMINEE: Pravin Vazirani
					FOR	AGAINST	ABSTAIN
			3.	To approve, on an advisory basis, the compensation of Carbonite Inc.’s named executive officers.	☐	☐	☐
				1 year	2 years	3 years	ABSTAIN
			4.	To vote, on an advisory basis, on the frequency of future executive compensation advisory votes. ☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

CARBONITE, INC.

Proxy for Annual Meeting of Stockholders on June 18, 2012

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Andrew P. Keenan and Danielle Sheer, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Carbonite, Inc., to be held on June 18, 2012 at Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475 ¢